Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Employment Agreement”), dated November 5, 2019, is entered into by and between Quest Nutrition, LLC, a Delaware limited liability company (the “Company”), and David Ritterbush, in his individual capacity (“Executive”). The “Effective Date” of this Employment Agreement shall be the Closing Date, as such term is defined in that certain Stock and Unit Purchase Agreement, dated August 21, 2019 (the “Purchase Agreement”), by and among Voyage Holdings, LLC, a Delaware limited liability company, VMG Quest Blocker, Inc., a Delaware corporation, VMG Voyage Holdings, LLC, a Delaware limited liability company, VMG Tax-Exempt II, L.P. a Delaware limited partnership, The Michael K. Osborn and Kaplana P. Osborn Revocable Living Trust, The Ava M. Osborn 2018 Irrevocable Gift Trust, The Cole M. Osborn 2018 Irrevocable Gift Trust, Ronald Penna and Thomas Bilyeu, Voyage Employee Holdings, LLC, a Delaware limited liability company, Atkins Nutritionals, Inc., a New York corporation (“Buyer”), and, solely for the purposes of Section 8.10 of the Purchase Agreement, the Restricted Sellers (as defined in the Purchase Agreement); provided that if the transactions contemplated by the Purchase Agreement (collectively, the “Transaction”) are not consummated, this Employment Agreement shall be null and void ab initio and of no force and effect.

WHEREAS, subject to the consummation of the Transaction, the Company seeks to retain Executive’s services pursuant to the terms of this Employment Agreement, which will supersede, in their entirety, any existing or prior arrangements that Executive may have with the Company, including, without limitation, that certain offer letter dated February 3, 2017 and that certain change in control severance protection letter dated April 29, 2019 (collectively, the “Existing Arrangements”), and by entering into this Employment Agreement, Executive waives any and all claims he may have as a result of the Transaction to terminate his employment for Good Reason as contemplated by the Existing Arrangements.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and the significant proceeds payable to Executive pursuant to the Purchase Agreement, the parties hereto agree as follows:

SECTION 1.        TERM OF EMPLOYMENT

Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for an initial term of twelve (12) months, starting on the Effective Date and ending on the twelve (12)-month anniversary of such date (the “Initial Term”). The term of this Employment Agreement will automatically renew for additional one year periods (each, an “Additional Term”) unless, at least thirty (30) days prior to the expiration of the applicable Initial Term or Additional Term, either party provides the other party with written notice of non-renewal (a “Non-Renewal Notice”). The employment term described in this SECTION 1 is referred to in this Employment Agreement as the “Term.” Executive’s primary place of employment shall be in the greater Los Angeles, California metropolitan area, provided that Executive understands and agrees that Executive will be required to travel from time to time for business purposes.

SECTION 2.        POSITION AND DUTIES AND RESPONSIBILITIES

(a)           Position. Executive shall be the President of the Company. Executive shall report to the Chief Executive Officer of the Company’s parent company, The Simply Good Foods Company, a Delaware corporation (“SMPL”).

(b)           Duties and Responsibilities. During the Term, Executive will have the duties, authorities and responsibilities required by Executive’s position, and such other duties, authorities and responsibilities as are assigned by the Company. Executive will devote Executive’s full time and attention to the affairs of the Company and to the performance of Executive’s job duties, and Executive will use Executive’s best efforts and abilities to promote the Company’s interests (collectively, the “Responsibilities”). Executive may serve on the boards of not-for-profit organizations, subject to first obtaining prior written approval of the Company’s Board of Managers (“Board”) (with the Board hereby approving Executive’s continued service on the boards of directors set forth on Exhibit A), and manage his personal investments to the extent that such activities do not interfere, individually or in the aggregate, with Executive’s duties under this Employment Agreement.  For the avoidance of doubt, Executive may serve on additional boards only with the Board’s prior written approval.

(c)           Board of Directors. The Board of Directors of SMPL (the “SMPL Board”) shall take such action as may be necessary to appoint or elect Executive as a member of the SMPL Board as of the Effective Date.

SECTION 3.        COMPENSATION AND BENEFITS

(a)           Base Salary. Executive’s base salary shall be $500,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies and (iii) subject to increase (but not decrease) in the Board’s discretion.

(b)           Employee Benefit Plans. Executive will be eligible to participate in the employee benefit programs made available to other senior executives of the Company from time to time (excluding, for the avoidance of doubt, the SMPL Executive Severance Compensation Plan (the “SMPL Severance Plan”)), subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may modify or terminate any employee benefit plan at any time.  If neither party provides the other party with a timely Non-Renewal Notice prior to the end of the Initial Term in accordance with SECTION 1, and this Employment Agreement renews for an Additional Term thereafter, the parties will discuss whether it is appropriate for Executive to participate in the SMPL Severance Plan.

(c)           Annual Bonus. For calendar year 2019, Executive’s annual bonus will be determined in accordance with the Company’s existing annual bonus plan. After the Effective Date, Executive will be eligible to participate in the Company’s Annual Incentive Plan and receive an annual bonus (“Annual Bonus”) based upon achievement of the applicable performance criteria established thereunder in consultation with Executive, with a target Annual Bonus opportunity equal to one-hundred percent (100%) of his Base Salary and a maximum Annual Bonus opportunity equal to two-hundred percent (200%) of his Base Salary. As of the Effective Date, the Company is operating on a calendar year basis. After the Effective Date, the Company will operate on a fiscal year basis, with the fiscal year generally commencing on or about September 1 and generally ending on or about August 31, and with any Annual Bonus with respect to such fiscal year to be paid on or before December 15.  Accordingly, fiscal year 2020 will be an incomplete “stub year” (Effective Date through August 30, 2020), and Executive’s Annual Bonus will be pro-rated accordingly (i.e., for fiscal year 2020, assuming the Effective Date is November 7, 2019, then Executive’s target Annual Bonus opportunity will equal 80 percent of his Base Salary, and his maximum Annual Bonus opportunity will equal 160 percent of Base Salary) and any applicable performance criteria will be adjusted equitably to reflect the “stub year.”  Executive’s right to receive any Annual Bonus will be subject to Executive’s continued employment through the end of the applicable fiscal year; provided, however, Executive will not receive an Annual Bonus if Executive is terminated for Cause prior to the date such Annual Bonus is paid.

(d)           Special Bonus. In addition to the Annual Bonus opportunity noted above, Executive shall be eligible to receive a one-time special cash retention bonus in the amount of $1,750,000 (the “Special Bonus”), which will be paid in a lump sum within thirty (30) days following the last day of the Initial Term (the “Retention Date”), provided that (i) Executive is employed by the Company as of the Retention Date and has materially met his Responsibilities throughout the Initial Term and (ii) either Executive or the Company has provided the other party with a Non-Renewal Notice. Notwithstanding anything to the contrary in the foregoing, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as such terms are defined under, and pursuant to the notice requirements set forth in, the SMPL Severance Plan) (each, a “Qualifying Termination”), in each case, prior to the Retention Date, the Special Bonus will be paid to Executive within thirty (30) days of such Qualifying Termination, subject to Executive’s compliance with SECTION 4(d). For the avoidance of doubt, any claims for Good Reason must be on the basis of events occurring after the consummation of the Transaction (e.g., Executive cannot claim Good Reason due to the consummation of the Transaction or any change in his role resulting therefrom).

(e)           Equity Awards. As soon as practicable following the Effective Date and subject to the approval of the SMPL Board (or another committee thereof), Executive will be granted incentive equity awards in SMPL (“Equity Awards”) with an aggregate grant date fair value equal to one-hundred and fifty percent (150%) of his Base Salary. The Equity Awards will be consistent with both the types of awards and the forms of award agreements utilized for other senior executive level awards (with additional terms and conditions) and will be granted pursuant to the terms of the SMPL 2017 Omnibus Incentive Plan, as the same may be amended from time to time. Notwithstanding anything to the contrary, if Executive receives the Special Bonus, then, as consideration for his receipt of the Special Bonus, he shall forfeit for no consideration one hundred percent (100%) of the Equity Awards (whether vested or unvested), as well as any severance payments he might otherwise be entitled to under any Company policies, practices or otherwise.

(f)            Rent/Travel Allowance. Executive will receive a $7,500 per month (pro-rated for any partial months of employment) allowance intended to offset his residence rental and non-business related travel costs.  For the avoidance of doubt, such allowance may result in taxable income to Executive or otherwise be subject to applicable withholdings and deductions.

(g)           Paid Time Off. Executive shall be eligible for paid time off in accordance with Company policy, as the same may be modified from time to time, provided that Executive shall take paid time off so as not to materially interfere with the business of the Company, and in no event shall more than ten (10) days of paid time off be taken consecutively without approval by the Board.

(h)           Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with SMPL’s expense reimbursement policies and procedures for its senior executives.

SECTION 4.        TERMINATION OF EMPLOYMENT AND SEVERANCE

(a)           Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, subject to the obligations and conditions contained herein.

(b)           Payments upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company (i) all Base Salary earned by Executive through his last day of employment and (ii) any unreimbursed business expenses properly incurred and submitted by Executive in accordance with SECTION 3(h).

(c)           Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Employment Agreement.

(d)           Release Requirement. The Company shall have no obligation to pay the Special Bonus upon a Qualifying Termination, as provided under SECTION 3(d), if (A) Executive violates any of the material provisions of SECTION 5 of this Employment Agreement, or (B) Executive does not execute and deliver (without revoking), each in accordance with its terms, to the Company a general release in the form attached to this Employment Agreement as Exhibit B (the “Release”) following Executive’s Qualifying Termination. With respect to clause (A) of this SECTION 4(d), Executive will have fifteen (15) days from the date of the Company’s notice of the violation in which to cure such violation (to the extent such violation is capable of cure, as determined in the Company’s good faith discretion), before the termination of payments takes effect.

(e)           Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have tendered his resignation from the SMPL Board and any other position as an officer, director or fiduciary of any Company-related entity and agrees to take any actions the Company reasonably requests to effectuate the foregoing.

SECTION 5.        COVENANTS BY EXECUTIVE

(a)           The Company’s Property.

(i)                                     Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, shall promptly return all Property (as defined below) that had been entrusted or made available to Executive by SMPL or any of its subsidiaries, including the Company (collectively, the “Company Group”); provided, that, Executive may retain his contacts, calendars and personal correspondence and any compensation information reasonably needed for tax preparation purposes.

(ii)                                  The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company Group (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the business, products or services of the Company Group.

(b)           Trade Secrets.

(i)                                     Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company Group, and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Trade Secret (as defined below) that Executive may have acquired during the term of Executive’s employment with the Company Group for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, Executive may disclose the Trade Secret to Executive’s attorney and use the Trade Secret information in the court proceeding, if Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret except under court order. Nothing in this Employment Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by such section.

(ii)                                  The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of reasonable efforts by any member of the Company Group to maintain its secrecy.

(iii)                               This SECTION 5(b) and SECTION 5(c) are intended to provide rights to the Company Group that are in addition to, not in lieu of, those rights the Company Group has under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c)           Confidential Information.

(i)                                     Executive while employed by the Company Group and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company Group and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Confidential Information (as defined below) that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment with the Company Group, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(ii)                                  The term “Confidential Information” means any secret, confidential or proprietary information relating to the respective businesses of the members of the Company Group that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company Group, and is not generally known to the competitors of the Company Group, including customer lists, details of client or consultant contracts, the terms and conditions of this Employment Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Employment Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iii)                               Nothing in this Employment Agreement shall prohibit or restrict the Company or its Affiliates, Executive or their respective attorneys from: (A) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Employment Agreement or any other litigation between the Company or its Affiliates and Executive, or as required by law or legal process, including with respect to possible violations of law; (B) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (C) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Employment Agreement prohibits or restricts the Company or its Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. “Affiliate” means any current and/or future entity that controls, is controlled by or is under common control with the Company.

(d)           Ownership of Work Product.

(i)                                     Executive acknowledges and agrees that Executive will be employed with the Company, and may also be employed with one or more of the other members of the Company Group, in positions that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment with the Company Group. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this SECTION 5(d)(i) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company Group was used and that was developed entirely on Executive’s own time, unless the Work Product (A) relates at the time of conception or reduction to practice of the invention to the business of any member of the Company Group or any such entity’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for the Company Group. The members of the Company Group, together with their respective successors and assigns, shall have the right to obtain and hold in their respective own names copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(ii)                                  Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company Group’s ownership of the Work Product, including (A) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (B) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (C) providing testimony in connection with any proceeding affecting the right, title or interest of the Company Group in any Work Product, and (D) performing any other acts deemed necessary or desirable to carry out the purposes of this Employment Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.

(iii)                               The assignment of inventions as described herein shall not apply to an invention that qualifies fully under the provisions California Labor Code Section 2870, which provides as follows:

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.”

Nothing herein is intended to expand the scope of protection, if any, provided to Executive by Sections 2870 through 2872 of the California Labor Code.

(e)           Non-Competition; Non-Solicitation. If neither party provides the other party with a timely Non-Renewal Notice prior to the end of the Initial Term in accordance with SECTION 1, and this Employment Agreement renews for an Additional Term thereafter, the parties will discuss whether Executive must be subject to employment-related non-competition and non-solicitation covenants going forward.

(f)            Non-Disparagement. Executive will not, directly or indirectly, make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the SMPL Board, the Board, any member of the Company Group, or any of their respective current, former or future affiliates (solely to the extent Executive has (or could reasonably be expected to have) knowledge that an entity is an affiliate), or any current, former or future shareholders, partners, managers, members, officers, directors, or employees of any of the foregoing (solely to the extent Executive has (or could reasonably be expected to have) knowledge thereof) (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners. The Company will instruct its executive officers and directors not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Executive. Notwithstanding anything to the contrary in the foregoing, the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors (including Executive) shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(g)           Cooperation. Executive will cooperate with all reasonable requests by the Company (or any of its Affiliates) for assistance in connection with any investigation or legal proceedings involving the Company (or any of its Affiliates, to the extent Executive was involved with any such Affiliate while employed hereunder), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed. Such cooperation shall be at reasonable times and locations and shall be reasonably subject to Executive’s personal and business commitments and shall not require Executive to cooperate against his own legal interests. Executive shall be reimbursed for any reasonable expenses incurred in connection with such cooperation that have been preapproved by the Company in advance, including travel (at the level provided to Executive during his employment).

(h)           Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this SECTION 5 are obligations that will continue beyond the date Executive’s employment with the Company Group terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the legitimate business interests of the Company Group and Buyer’s legitimate interests pursuant to the Purchase Agreement. In addition, the Company shall have the right to take such other action as such entity deems necessary or appropriate to compel compliance with the provisions of this SECTION 5, including seeking injunctive relief.

(i)            Remedy for Breach. Executive agrees that the remedies at law of the Company Group for any actual or threatened breach by Executive of the covenants in this SECTION 5 would be inadequate and that each member of the Company Group shall be entitled to specific performance of the covenants in this SECTION 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this SECTION 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that any member of the Company Group may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this SECTION 5 shall be construed as agreements independent of any other provision of this or any other agreement between any member of the Company Group and Executive, and that the existence of any claim or cause of action by Executive against any member of the Company Group, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by any member of the Company Group of such covenants.

(j)            Enforcement. If, at the time of enforcement of Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law.

SECTION 6.        SECTION 409A COMPLIANCE

(a)           The Company and Executive agree that this Employment Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Employment Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(b)           Notwithstanding any other provision of this Employment Agreement, no payments shall be made and no benefits shall be provided under this Employment Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the six (6)-month and one (1)-

day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes six (6) months and one (1) day after the date of Executive’s “separation from service” if the Company acting in good faith determines that (i) Executive is a “specified employee” within in the meaning of Section 409A and (ii) making such payment or providing such benefit during such six (6) month and one (1) day period would put Executive at risk for any taxes or penalties under Section 409A.

(c)           With respect to items eligible for reimbursement under the terms of this Employment Agreement, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in another taxable year, (ii) no reimbursement or in-kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar year in which the related expenses were incurred.

(d)           The Company and Executive intend that each installment of payments and benefits provided under this Employment Agreement shall be treated as a separate identified payment for purposes of Section 409A, and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e)           Executive acknowledges and agrees that nothing in this Employment Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Employment Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Employment Agreement including any tax consequences under Section 409A. Finally, Executive agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.

SECTION 7.        SECTION 280G

(a)           Best-Net Cutback. Notwithstanding any other provision of this Employment Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Employment Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this SECTION 7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)           Method of Reduction. The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)           Determination. Any determination required under this SECTION 7, including whether any payments or benefits are parachute payments, shall be made in the sole discretion of an independent accounting firm selected and paid for by the Company using reasonable assumptions on Executive’s tax rates (as determined by such accounting firm). Executive shall provide the Company with such information and documents as the Company and such accounting firm may reasonably request in order to make a determination under this SECTION 7. The parties shall cooperate to the extent necessary to reduce the Excise Tax, including determining “reasonable compensation” under Sections 280G and 4999 of the Code (which may involve the valuation of Executive’s non-compete obligations). The accounting firm’s determination shall be final and binding on Executive and the Company absent manifest error.

SECTION 8.        INSURANCE AND INDEMNIFICATION

(a)           Insurance. The Company shall cover Executive under its directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other executive officers and directors.

(b)           Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the extent provided under the By-Laws of the Company (and at the same level as it covers its other executive officers and directors) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. This obligation shall survive the termination of Executive’s employment with the Company.

SECTION 9.        MISCELLANEOUS

(a)           Notices. All notices and all other communications which are required to be given under this Employment Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:

If to the Company:	The Simply Good Foods Company
1225 17th Street, Suite 1000
Denver, CO 80202
Attn: General Counsel

If to Executive:	David Ritterbush
Last address in books and records of the Company

With a copy to:	Scott Thompson
Venable LLP
101 California Street Suite 3800
San Francisco, CA 94111

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b)           No Waiver. Except for any notice required to be given under this Employment Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

(c)           Governing Law; Dispute Resolution. The parties acknowledge that the Company is a Delaware limited liability company, and that the Purchase Agreement is governed by Delaware law.  Therefore, this Employment Agreement and the grants of the Equity Awards will be subject to laws of the State of Delaware, without regard to its choice of law principles. Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware, and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (i) submits in any proceeding relating to this Employment Agreement or Executive’s employment by any member of the Company Group, or for the recognition and enforcement of any judgment in respect thereof (each, a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State Court or, to the extent permitted by law, in such federal court, as applicable, (ii) consents that any such Proceeding may and shall be brought in such courts and waives any objection such party may now or hereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (iii) waives all right to a trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Employment Agreement or Executive’s employment by any member of the Company Group, or Executive’s or the Company’s performance under, or the enforcement of, this Employment Agreement. Executive acknowledges and agrees that he was represented by counsel (Scott Thompson of Venable LLP) in connection with the negotiation of this Employment Agreement.

(d)           Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions, and all such agreements and understandings shall be superseded hereby (including, without limitation, that certain “Project Galaxy - Employment Agreement Term Sheet” and the Existing Arrangements), and as noted above, by entering into this Employment Agreement, Executive waives any and all claims he may have as a result of the Transaction to terminate his employment for Good Reason as contemplated by the Existing Arrangements; provided, however, Executive acknowledges and agrees that the obligations set forth in Section 5 of this Employment Agreement are in addition to and not in lieu of Executive’s obligations as a Restricted Seller under Section 8.10 of the Purchase Agreement. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Employment Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Employment Agreement upon commencement of and during the Term. For the avoidance of doubt, if the Transaction is not consummated, the Existing Arrangements will remain in full force and effect, and this Employment Agreement will be null and void ab initio.

(e)           Amendment. No amendment to this Employment Agreement shall be effective unless it is both: (i) agreed to and signed by Executive and (ii) read and approved by the SMPL Board.

(f)            Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement. If any court construes any provision or portion of this Employment Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g)           Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Employment Agreement, each party hereto shall bear its own costs and expenses incurred in connection therewith, including all attorneys’ fees.

(h)           Clawback Provisions. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise reasonably determined by the Company in a manner consistent for all executive officers, Executive’s incentive-based compensation shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company Group, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of such incentive-based compensation. Notwithstanding any provision of this Employment Agreement to the contrary, the Company reserves the right, without Executive’s consent, to adopt any such clawback policies and procedures for all executive officers, including such policies and procedures applicable to this Employment Agreement with retroactive effect.

(i)            Assignment. This Employment Agreement may not be assigned by Executive. This Employment Agreement may be assigned by the Company, without Executive’s consent, to (1) any affiliate of the Company (so long as the Company or such affiliate remains liable for any amounts due hereunder), or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Employment Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.

(j)            Interpretation. As used in this Employment Agreement, the word “including” means “including, without limitation” in each instance.

* * * * *

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective on the Effective Date.

QUEST NUTRITION, LLC	EXECUTIVE

By:
Name:	David Ritterbush
Title:

Date:	Date:

Signature Page to Employment Agreement

Exhibit A

Outside Boards of Directors

Farmer Brothers Company

Humm Kombucha LLC

Exhibit B

Form of Release

Attached

EXHIBIT B
TO EMPLOYMENT AGREEMENT(1)

RELEASE

THIS RELEASE (this “Release”), effective as of               , is made by David Ritterbush (“Employee”), who is a party to an Employment Agreement with Quest Nutrition, LLC, a Delaware limited liability company (the “Company”), dated [•] (the “Employment Agreement”).

Recitals

Pursuant to the terms of the Employment Agreement, in connection with Employee’s termination of employment on [             ] (the “Separation Date”), as a condition to the Company’s obligation to make severance payments to Employee, Employee must execute a general release of claims against the Company and its affiliates. Capitalized terms used in this Release without definition have the meanings set forth in the Employment Agreement.

Agreement

In consideration of the Company’s payment of a Special Bonus, as defined by and in accordance with Section 3(d) of the Employment Agreement, the sufficiency of which consideration hereby is acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges, and covenants not to sue the Company or its affiliated corporations and entities, or their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and affiliates (provided, that, stockholders, agents, representatives, attorneys, benefits administrators, investors and funds and their respective successors, predecessors and assigns are released solely in their capacities related to the Company or its affiliated corporations) (collectively, the “Releasees”), for and from any and all federal, state, or local laws, regulations, ordinances, claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, arising out of Employee’s employment with the Company or any of the Releasees, or the termination thereof, including, but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of any Releasee (whether oral or written), claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, 42 U.S.C. §

(1)     Note to Draft:  Release subject to updates for changes in applicable law.

12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1871, 42 U.S.C. § 1985; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (“ADEA”); the Workers Adjustment and Retraining Notification Act, 29 U.S.C.A. §§ 2101 et seq.; the Immigration Reform and Control Act, as amended, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; the Sarbanes-Oxley Act of 2002 (collectively, the “Released Claims”), from the beginning of time through the date on which Employee signs this Release.

Notwithstanding the foregoing, Employee does not release (i) any claims for any breach of the Employment Agreement, (ii) rights to indemnification or insurance coverage under the Company’s articles of incorporation or bylaws or under any agreement or insurance policy, (iii) Employee’s rights with respect to any incentive equity holdings (subject to the terms thereof), (iv) claims and rights that Employee may have in his capacity as a shareholder of the Company, (v) vested benefits under all employee benefit plans in accordance with their terms, or (vi) claims for which releases are prohibited by law.

Employee represents and warrants that Employee has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Releasees and has no knowledge that (i) any such legal action or administrative proceeding has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity. Employee also hereby irrevocably and unconditionally waives and relinquishes any right to seek or recover any monetary relief or other individual remedies for or on account of any of the Released Claims whether for Employee or as a representative or on behalf of others. Notwithstanding anything to the contrary in this Release, Employee is not prohibited from filing a charge or complaint with, or participating in any investigation by, any governmental agency or receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Employee further represents and warrants hereby that Employee has resigned from any position as an officer, member of the board of directors or fiduciary of the Company and/or its affiliates (or reaffirm any such resignation has already occurred).

Employee represents and warrants that Employee has not assigned, transferred, sold, or hypothecated any of the Released Claims. Employee shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including attorneys’ fees), judgment, or settlement, based on or arising out of any breach of the Employment Agreement or this Release by Employee (including, without limitation, Employee’s institution or continuation of any form of legal action against any of the Releasees in violation of this Release); provided, however, that nothing in this Release shall prohibit Employee from challenging the validity of Employee’s release and waiver of claims under the ADEA or shall impose any condition precedent, penalties or costs for doing so.

Employee represents and warrants that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, vacation time, and other benefits to which Employee may be entitled from any of the Releasees up through the date this Release is signed by Employee, except as provided in this Release.

Employee represents and warrants that Employee has been granted all leave (paid or unpaid) to which Employee was entitled under the state and/or federal Family and Medical Leave Act and that Employee has not been discriminated or retaliated against due to Employee’s exercise of rights, if any, under the state and/or federal Family and Medical Leave Act. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee represents and warrants that Employee has not divulged any proprietary or confidential information as prohibited by the Employment Agreement.

Employee represents and warrants that, except as otherwise disclosed in writing prior to the date hereof, Employee is not aware of any act, failure to act, practice, policy, or activity of the Company that Employee knows (or should reasonably be expected to know) to be or to have been unlawful.

Employee understands and agrees that:

The payment to Employee of the Special Bonus pursuant to the Employment Agreement constitutes a special payment that the Company provided to Employee in its discretion based upon the Employment Agreement negotiation due to Employee’s unique circumstances and that Employee would not have been otherwise entitled to receive, but for the Employment Agreement;

No rights or claims are released or waived that might arise after Employee signs this Release;

Employee is advised to consult with an attorney before signing this Release;

Employee has [twenty-one (21)][forty-five (45)](2) days from Employee’s receipt of this Release within which to consider whether or not to sign it;

Employee has seven (7) days following Employee’s signature of this Release to revoke this Release;

This Release shall not become effective or enforceable until immediately after the revocation period of seven (7) days has expired without Employee exercising Employee’s right to revoke this Release; and

If, after signing, Employee chooses to revoke this Release, Employee must do so by notifying the Company in writing. This written notice of revocation must be delivered within the seven (7) day revocation period to:

The Simply Good Foods Company

1225 17th Street, Suite 1000

Denver, CO 80202

Attn: General Counsel

(2)         Note to Draft:  Time period to be selected depending upon circumstances of termination.

or such other address or addresses as the Company shall have designated by notice in writing to the other party hereto.

Each Releasee that is not a party to this Release is an express third party beneficiary with respect to the release portions of this Release.

Employee acknowledges that, in order to provide a full and complete release with respect to the Released Claims, Employee understands and agrees that this Release is intended to include the Released Claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee’s favor against the Releasees and that this Release extinguishes those claims.  Employee understands the provisions of California Civil Code Section 1542 and hereby expressly waives any and all rights, benefits and protections of the statute, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Any obligation of Employee hereunder shall be binding upon the heirs, legal representatives, successors, assigns, executors, administrators, and trustees in bankruptcy of Employee. This Release may be assigned by the Company to its successor in connection with a corporate transaction and will inure to the benefit of the Company’s successors and assigns, as applicable.

Covenant Not to Sue. Employee agrees that Employee will not institute or continue any claim, grievance, charge, lawsuit, or action of any kind against any of the Releasees relating to any matter released by this Release, including claims related to Employee’s employment with the Company or any of its subsidiaries or termination of Employee’s employment with the Company or any of its subsidiaries.

Entire Release. This Release sets forth the entire understanding of the parties with regard to the matters contemplated hereunder and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties with regard to the matters contemplated hereunder.  Nothing in this Release shall limit or otherwise impact Employee’s obligations with respect to non-competition, non-solicitation, confidentiality, or any other applicable restrictive covenants, which remain in full force and effect according to their terms.

Interpretation. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. “Or” is used in the inclusive sense of “and/or”.

No Liability. Employee additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other Releasees.

Amendment. This Release may be amended only by a written instrument signed by the parties or their respective successors or assigns.

Governing Law. This Release and all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of Delaware, without regard to the conflicts of law principles thereof. Any disputes under this Release shall be governed by the dispute resolution procedures of the Employment Agreement.

*        *        *        *        *

IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the day and year first above written.

David Ritterbush

ACCEPTED:

QUEST NUTRITION, LLC

By:
Name:
Title: